Exhibit 99

The conference call is scheduled to begin at 11:00 a.m. EDT on April 23, 2015.

Meredith management dial-in:    (888)-428-4479
Domestic investors:            (800)-230-1092
International investors:        (612)-332-0107
The password is Meredith Corporation
MEREDITH CORP.
FISCAL 2015 THIRD QUARTER
INVESTOR CONFERENCE CALL
Mike Lovell

Good morning and thanks everyone for joining us. Our call this morning will begin with comments from Chairman and Chief Executive Officer Steve Lacy and Chief Financial Officer Joe Ceryanec. Then we’ll turn the call over to questions. Also on the line this morning are National Media Group President Tom Harty and Local Media Group President Paul Karpowicz.

An archive of today’s discussion will be available later today on our investor website, and a transcript will follow. Our remarks today include forward-looking statements, and actual results may differ from forecasts. Some of the reasons why are described at the end of our news release issued earlier this morning, and in some of our SEC filings. With that, Steve will begin the presentation.

Steve Lacy

Thank you, Mike. Good morning everyone. We appreciate you joining us today. I hope you have seen our news release issued earlier today detailing our results. I am pleased to report a solid third quarter of fiscal 2015. Here are some key highlights:

•
Local Media Group revenues increased 26 percent to $123 million, an all-time high for a fiscal third quarter. Operating profit and EBITDA also set records. Growth was driven by our new television stations in St. Louis, Phoenix, Mobile-Pensacola, and Springfield, Massachusetts - along with higher net retransmission contribution.

•
National Media Group revenues increased, including 5 percent growth in advertising revenues. Performance was led by the additions of the Martha Stewart media properties and the digital operations of the Shape brand - along with Allrecipes, mywedding.com and Selectable Media.

•
Total Company digital advertising revenues grew over 55 percent to an all-time quarterly high, driven by both recent acquisitions and organic growth. National Media Group digital advertising revenues increased more than 60 percent, while Local Media Group digital advertising revenues were up 30 percent.

•
Finally, we continued to deliver more cash to our shareholders, raising our dividend 6 percent during the quarter to $1.83 per share on an annualized basis and that’s the 22nd straight year we’ve raised the dividend, and buying back 830,000 of our shares in fiscal 2015.

For those of you who have followed us closely, you know we are very committed to the successful execution of our Total Shareholder Return strategy. Its goal is to return a growing stream of cash to our shareholders, while at the same time making strategic investments to scale our business and increase shareholder value over time.

Additionally, we’ve clearly and consistently outlined our strategic priorities to the investment community. These include (1) Ongoing investments to enhance our existing media properties and brands; (2) Strategic acquisitions to grow our business portfolios; (3) Aggressive expansion of our digital capabilities; and (4) Growing revenues not dependent on traditional advertising.

In the third quarter of fiscal 2015, we continued our successful execution of these strategies. Let me share a few highlights with you.

From a brand-enhancement perspective:

•
We re-launched More magazine with a more luxurious look and feel, including a larger trim size and upgraded glossy paper. We also made editorial and photography enhancements to More, which has the highest median household income of all beauty and fashion magazines in the industry.

•	We increased the rate base of Allrecipes magazine to 1.1 million, more than double its initial circulation of 500,000 when it launched in November 2013.

•	And earlier this month we launched a new title called Parents Latina. It’s aimed at growing our reach to U.S. Hispanic millennial mothers, and debuted with a rate base of 500,000.

Our recent strategic acquisitions are strengthening our competitive position and contributing to revenue and operating profit growth.

•
In both Phoenix and Springfield, we created new duopolies and are consolidating operations in each market into a single, more-efficient facility to help achieve the synergies expected in duopoly operation. At the same time, we’re taking steps to improve and expand local news in both operations.

•	In St. Louis and Mobile, we’ve completed the work to add both stations to our traffic and accounting hubs, and expect to have master control functions hubbed shortly.

•	These new stations have strengthened their consumer audience connection during the ownership transition.

In total, we expect these new stations to add more than 30 percent to revenues in our local media business. Our station group today reaches 11 percent of U.S. households. We operate five duopolies, with seven stations in Top 25 markets, and 13 of our 17 in Top 50 markets.

Turning to our National Media Group, we completed a series of acquisitions and long-term partnerships that add to our scale and capabilities.

•
We produced our first issues of Martha Stewart Living magazine during the quarter. Under our long-term agreement, the Martha Stewart editorial team contributes content, and we handle sales and marketing, circulation and production. We’ve already secured several new advertising commitments to Martha Stewart Living, including Johnson and Johnson, Bertolli, and Bausch & Lomb.

•
We acquired the Shape brand during the quarter and began operating Shape.com as well. We’ve revamped the editorial and advertising sales teams for the enhanced Shape magazine, which is hitting newsstands now. It represents a combination of Shape and Fitness and has a rate base of 2.5 million, an increase of 60 percent from where Shape was before acquisition by Meredith.

As we’ve done with other successful acquisitions, we are using our industry-best circulation, production and support operations to drive cost-efficiencies and create synergies. Without a doubt, these unique strengths clearly position Meredith as the partner of choice as we pursue further media-industry consolidation.

We have also significantly enhanced our digital presence and capabilities.

•
Our digital traffic is now averaging approximately 70 million monthly unique visitors, ranking Meredith as a Top 30 digital operator in the United States. Our goal is to reach 100 million monthly unique visitors, and, of course, aggressively monetize that scale audience.

•
We entered the wedding media marketplace through the Martha Stewart agreement - which includes Martha Stewart Weddings magazine and its website - along with the acquisition of mywedding.com. Mywedding is a leading local site for couples planning their weddings, and the advertisers, retailers and service providers who want to reach them. It’s well represented by millennials, and the combination of the mywedding and Martha Stewart Weddings is giving us a strong entry point for this important young demographic.

•
We acquired Selectable Media and we are aggressively rolling out its digital capabilities across the Meredith network. Selectable Media’s technology allows for native and engagement-based advertising. It is adding new advertising inventory and driving higher advertising CPMs for us.

•	As a result of these acquired brands and businesses, we’ve also added new digital sales and marketing talent to Meredith, resulting in a deeper bench of intellectual capital.

•
The combination of our (1) premium branded content; (2) highly engaged audience; and (3) rich first-party data, is providing a very powerful and unique advertising proposition for clients, and is contributing to the revenue growth and margin expansion reflected in our results announced today.

We will continue to look for strategic acquisitions, partnerships and investment opportunities like these to expand our reach and generate additional shareholder value as we go forward.

With that overview, I’ll turn the discussion to Joe Ceryanec, our CFO, for the operating performance of our two business groups.

LOCAL MEDIA GROUP OPERATING DISCUSSION

Joe:

Thanks Steve, and good morning everybody. I’ll start with a look at our Local Media Group results.

Excluding special items, fiscal 2015 third-quarter operating profit and adjusted EBITDA both set records - growing 14 percent and 19 percent, respectively. Revenues were up 26 percent.

Looking a little more closely at performance, the primary growth drivers were our newly acquired stations, along with stronger performance from core stations in Hartford, Atlanta and Kansas City.

In total, non-political advertising revenues were up 26 percent, with digital advertising revenues up more than 30 percent. We saw strength in the media, furnishings and retail categories.

Other revenues and expenses both increased, due primarily to retransmission-related revenues we get from cable, telecom and satellite providers, and higher programming fees paid to the networks. As a reminder, we will have another round of renewals with most of these entities in fiscal 2016 and fiscal 2017, which is ahead of our next major network affiliation agreement renewals, which generally will occur in our fiscal 2018.

Viewership is key for a local broadcaster, and we’re pleased to have delivered a strong book during the February ratings period.  Within our portfolio, seven of our stations were No. 1 or No. 2 in late news and eight were No. 1 or No. 2 in morning news.

We took steps during the quarter to further strengthen our local programming by adding newscasts at 4 p.m. in Greenville and at 9 p.m. in Portland.  Producing more local news strengthens our connection to viewers and gives us more advertising inventory.

Finally, we are further monetizing our broadcast assets by signing agreements to carry networks on our digital-tier channels from NBC Universal in 7 of our markets and Katz Broadcasting in 5 of our markets.  We expect these agreements to add modestly to our results in fiscal 2016.

NATIONAL MEDIA GROUP OPERATING DISCUSSION

Turning now to our National Media Group, total revenues increased 2 percent in the quarter. Year-over-year operating profit was flat - excluding special items - due primarily to our acquisition of the Shape brand and the timing of related expenses. We won’t recognize revenue from Shape magazine until our fourth fiscal quarter, but we assumed the costs, particularly personnel costs, in the third quarter. We expect the Shape acquisition will be accretive to our fourth-quarter profit.

Looking more closely at revenue performance during the third quarter:

•
Total advertising revenues grew 5 percent led by strong digital performance. Allrecipes.com, Marthastewart.com, Shape.com, Selectable Media and mywedding.com drove digital advertising revenue growth of more than 60 percent.

•
On the magazine side, our parenthood and food brands were stronger, including Parents, Family Circle and Allrecipes. From a category standpoint, we delivered growth in the prescription drug, food and retail categories.

•
Circulation revenues were flat as gains from Martha Stewart Living magazine were largely offset by our conversion of Ladies’ Home Journal to a newsstand title in fiscal 2014. Our circulation contribution margin increased, and we continued to expand our digital consumer marketing activities by driving approximately a third of magazine subscription acquisitions to more profitable digital channels over the last 12 months.

•
Finally, we benefited from our efforts to grow businesses that are not dependent on advertising. For example, operating profit from Brand Licensing and Meredith Xcelerated Marketing both increased during the quarter.

On the corporate side:

•	We grew our operating cash flow more than 30 percent over the prior year.

•	As Steve mentioned, we increased our dividend by 6 percent in January.

•	We reduced our debt balance by more than $30 million during the third quarter and our debt-to-EBITDA ratio was 2.7 times at March 31.

•	At our fiscal year end on June 30, 2015, we expect our debt balance to be down another $30 to $40 million, which would translate to a leverage ratio of 2.5 times by year end.

OUTLOOK

Now, let’s turn to our outlook.

Looking more closely at the fourth quarter of fiscal 2015 compared to the year-ago period before special items:

•	Total Company revenues are expected to be up high-single digits.

•	Total Local Media Group revenues are expected to be up mid-teens.

•	Total National Media Group revenues are expected to be up mid- to high-single digits.

•	We expect fiscal 2015 fourth-quarter earnings per share to range from $0.90 to $0.95.

When adding fiscal 2015 fourth-quarter expected results to the $2.36 per share before special items generated in the first nine months, we expect fiscal 2015 full year earnings per share to range from $3.26 to $3.31 before special items, which would be an increase of 16 percent to 18 percent over fiscal 2014 results.

Now, I’ll turn it back to Steve for a few closing remarks and Q&A.

CONCLUSION

Steve:

Thank you very much, Joe.

In conclusion, I am pleased with our continued strong momentum in fiscal 2015. As a reminder, we continue to aggressively pursue the following growth strategies:

•	First, growing our existing businesses organically, successfully integrating our recent acquisitions, and rapidly expanding our digital capabilities.

•	Second, continuing to pursue opportunities to add to our business portfolio.

•	Third, increasing revenues from businesses not dependent on traditional advertising.

•	Fourth, aggressively managing our costs; and

•
Finally, continuing to execute our Total Shareholder Return Strategy, as highlighted by (1) our ongoing dividend increases and corresponding very attractive yield; (2) share repurchases; and (3) seeking accretive acquisitions to grow our already strong cash flow over time.

With that, we’d be happy to answer your questions.